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Exhibit 10.8

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 14th day of May 2008 (the "Effective Date"), is entered into by Sepracor Inc., a Delaware corporation with its principal place of business at 84 Waterford Drive, Marlborough, Massachusetts 01752-7231(the "Company"), and Mark H. N. Corrigan, residing at 389 Marlborough Street, Boston, MA 02115 (the "Executive").

        WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company; and

        WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued employment of the Executive.

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

        1.    Term of Employment.    The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed by the Company, upon the terms set forth in this Agreement, until the fifth anniversary of the Effective Date (the "Term"). Notwithstanding the foregoing, the Term shall be extended automatically without further action by either party by one (1) additional year (added to the end of the Term) on each succeeding anniversary of the Effective Date, unless either party shall have served written notice upon the other party at least sixty (60) days preceding the date upon which such Term would end (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

        2.    Title and Capacity.    The Executive shall serve as Executive Vice-President, Research and Development of the Company. Executive shall report directly to the Chief Executive Officer of the Company and shall, except as permitted hereby, devote all of his business time and services to the business and affairs of the Company. Executive shall also perform such other duties consistent with his position as Executive Vice-President, Research and Development as may be reasonably assigned by the Chief Executive Officer and the Board of Directors of the Company (the "Board") from time to time. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

        Notwithstanding anything herein to the contrary, Executive shall be entitled to engage in (a) service on the board of directors of two companies, business or trade organizations with prior Board approval, (b) service on the board of directors of not-for-profit or charitable organizations with prior Board approval, (c) other charitable activities and community affairs and (d) managing his personal investments and affairs, in each case to the extent such activities do not materially interfere with the performance of his duties and responsibilities to the Company.

        3.    Compensation and Benefits.

          3.1    Salary.    During the term of this Agreement, the Company agrees to continue to pay the Executive a base salary at the annualized rate of $545,000 ("Base Salary"). The Base Salary shall be subject to annual review by the Board but shall not be reduced below $545,000 per annum. Such salary shall be payable to Executive in bi-weekly installments and in accordance with the Company's normal payroll procedures.

          3.2    Bonus.    The Executive shall be eligible for a performance-based annual bonus for each fiscal year of the Term (the "Annual Bonus"). The Annual Bonus shall be based upon annual quantitative and qualitative performance targets as established by the Board in its sole discretion in accordance with the Company's bonus plan; provided, that the Executive's annual bonus level target shall be set at fifty percent (50%) or more of Base Salary. The Annual Bonus is not earned until the close of business on the last business day of the Company's fiscal year. Any Annual Bonus payable hereunder shall be payable, if at all, after the date of the delivery of the audited financial statements for the applicable fiscal year.

          3.3    Benefits.    The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs. The Executive shall be entitled to no less than four weeks paid vacation per year, subject to the other terms of the Company's standard vacation policy (Schedule A).

          3.4    Reimbursement of Expenses.    The Company shall reimburse the Executive for all reasonable travel (which shall be deemed to include first class airfare), entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

          3.5    Automobile.    The Company agrees to provide the Executive with an automobile allowance or a leased automobile with a retail value of up to $60,000, which payments shall be made on a fully tax grossed-up basis. In addition, the Company agrees to pay all insurance, maintenance, fuel and other customary costs associated with operating the automobile.

          3.6    Withholding.    All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

        4.    Employment Termination.    The employment of the Executive under this Agreement shall terminate upon the occurrence of any of the following:

          4.1   On the expiration date of the Employment Period.

          4.2   At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which termination is based. For the purposes of this Section 4.2, Cause for termination shall mean: (a) the Executive's willful and continued failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason and Good Reason exists), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive's duties; (b) the Executive's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (c) a material breach of Section 6 or 7 of this Agreement by the Executive. For purposes of this Section 4.2, no act or failure to act by the Executive shall be considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          4.3   Upon the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the Executive's absence from the full-time performance of the Executive's duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          4.4   At the election of the Executive for Good Reason as defined herein. The Executive may terminate his employment for Good Reason at any time, following 30-days prior written notice of such termination to the Company. Such notice shall provide factual details of the basis behind such termination and the Company shall have a thirty (30) day period thereafter to cure such matter. As used herein, the term "Good Reason" shall mean: (a) a material breach by the Company of the terms of this Agreement, including the failure to pay Base Salary or any Annual Bonus when due; or (b) any material adverse change by the Company in Executive's titles, authorities, duties, responsibilities or lines of reporting inconsistent with the terms hereof or the assignment to Executive by the Company of titles, authorities, duties, responsibilities or lines of reporting inconsistent with the terms hereof, or (c) a relocation of the principal offices of the Company to an area more than forty (40) miles from the location of such offices as of the date hereof.

          4.5   At the election of the Executive without Good Reason, upon not less than sixty (60) calendar days prior written notice of termination by the Executive to the Company; provided, however, that the Company may, in its sole discretion, determine that the termination of the Executive shall become effective immediately and in which case the termination shall still be considered at the election of the Executive without Good Reason.

          4.6   At the election of the Company, without Cause, upon not less than sixty (60) days written notice to Executive.

          4.7   At the election of the Company or the Executive in connection with a Change in Control, as set forth in the Executive Retention Agreement between the Company and the Executive (the "ERA"), dated as of April 17, 2003. "Change in Control" shall have the meaning set forth in the ERA.

        5.    Effect of Termination.

          5.1    Non-Renewal, Termination Without Good Reason By the Executive or Termination For Cause By the Company.    In the event the Executive's employment is terminated by non-renewal pursuant to Section 4.1, for Cause by the Company pursuant to Section 4.2, or at the election of the Executive pursuant to Section 4.5, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last calendar day of his actual employment by the Company.

          5.2    Termination for Death or Disability.    In the event the Executive's employment is terminated by death or because of disability pursuant to Section 4.3, the Company shall pay to the estate of the Executive or to the Executive, as the case may be, (A) within thirty (30) days of the date of the Executive's death or determination of disability, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs; and (B) an annual bonus, payable when bonuses are paid for that year, in an amount equal to the total bonus he would be paid for such year, if any, multiplied by a fraction, the numerator of which is the number of days in the year that have elapsed since January 1 and the denominator of which is 365 (a "Pro Rata Bonus").

          5.3    Termination By the Executive With Good Reason or By the Company Without "Cause".    In the event the Executive's employment is terminated by the Executive with Good Reason pursuant to Section 4.4 or by the Company without Cause pursuant to Section 4.6, the Company shall pay to the Executive the compensation and benefits otherwise payable to him under Section 3 through the last calendar day of his actual employment by the Company. In addition, provided the Executive executes and does not revoke a Separation Agreement and Release of Claims for the benefit of the Company substantially in the form set forth on Schedule B hereto, the Company shall (a) continue to pay the Executive the Base Salary for eighteen (18) months in accordance with the Company's regular payroll practices; (b) pay the Executive a Pro Rata Bonus; (c) pay the

  Executive, in bi-weekly installments, over an eighteen-month period, an amount equal in the aggregate to 1.5 times the average Annual Bonus earned for the two years prior to the date of his termination; and (d) for 18 months following the date of his termination, allow the Executive to participate in the Company's executive retiree health benefit program based on the same cost sharing arrangement that applied immediately prior to the date of his termination.

          5.4    Termination Following a Change in Control.    In the event the Executive's employment is terminated pursuant to Section 4.7 by the Company or by the Executive within 24 months following the Change in Control Date as defined in the ERA, the Executive will be entitled to the benefits set forth in the ERA in accordance with the terms of the ERA.

          5.5    Participation in Executive Retirement Health Benefit Program.    Following the date of the Executive's termination and, if applicable, the 18 month period referred to in Section 5.3(d), for such time as the Executive elects to continue to participate in the Company's executive retiree health benefit program, he will reimburse the Company at the lesser of (a) the actual cost to the Company of the employee's participation and (b) the rate applicable to former employees of the Company to elect COBRA health coverage.

          5.6    Payments Subject to Section 409A.

            (a)   Subject to this Section 5.6, payments or benefits under Section 5 shall begin only upon the date of a "separation from service" of the Executive (determined as set forth below) which occurs on or after the termination of the Executive's employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 5, as applicable:

              (i)    It is intended that each installment of the payments and benefits provided under Section 5 shall be treated as a separate "payment" for purposes of Section 409A of the Code and the guidance issued thereunder ("Section 409A"). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

              (ii)   If, as of the date of the "separation from service" of the Executive from the Company, the Executive is not a "specified employee" (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 5.

              (iii)  If, as of the date of the "separation from service" of the Executive from the Company, the Executive is a "specified employee" (within the meaning of Section 409A), then:

                (1)   Each installment of the payments and benefits due under Section 5 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the "Short-Term Deferral Period" means the period ending on the later of the 15th day of the third month following the end of the Executive's tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company's tax year in which the separation from service occurs; and

                (2)   Each installment of the payments and benefits due under Section 5 that is not described in Section 5.6 (a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the "separation from service" of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive's separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive's second taxable year following his taxable year in which the separation from service occurs.

            (b)   The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 5.6 (b), "Company" shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

            (c)   All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

        6.    Non-Competition and Non-Solicitation.

          (a)   While the Executive is employed by the Company and for a period of twelve (12) months following the Executive's termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

            (i)    Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 5% of the combined voting power of the outstanding stock of a publicly held company) that (A) is competitive with the Company's business and (B) develops, designs, produces, markets, sells or renders any product or service competitive with any product developed, produced, marketed, sold or rendered by the Company while the Executive was employed by the Company;

            (ii)   Either alone or in association with others, recruit or solicit, any person who was employed by the Company at any time during the period of the Executive's employment with the Company, except for an individual whose employment with the Company has been terminated for a period of six months or longer; and

            (iii)  Either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Executive while he was employed by the Company.

          (b)   If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c)   The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.

          (d)   The geographic scope of this Section shall extend to anywhere the Company or any of its subsidiaries is doing business during the Term or has plans, during the Term, to do business.

          (e)   The Executive agrees to provide a copy of this Agreement to all person and Entities with whom the Executive seeks to be hired or do business before accepting employment or engagement with any of them.

          (f)    If the Executive violates the provisions of this Section, the Executive shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

        7.    Proprietary Information and Developments.

          7.1    Proprietary Information.

            (a)   The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales, costs, profits and pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as required by applicable law, the Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without prior written approval from the Chief Executive Officer, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

            (b)   The Executive agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, methods, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company and are to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

            (c)   The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in subsections (a) and (b) above, and his obligation to return materials and tangible property set forth in subsection (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the

    Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

          7.2    Developments.

            (a)   The Executive will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, copyrightable materials, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

            (b)   The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this subsection (b) shall not apply to Developments that do not relate to any business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection (b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

            (c)   The Executive agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, the Chief Executive Officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints the Chief Executive Officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development under the conditions described in this sentence.

          7.3    United States Government Obligations.    The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions that are made known to the Executive and to take all action necessary to discharge the obligations of the Company under such agreements.

          7.4    Other Agreements.    The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others. The Executive further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company does not and will not breach any agreement to refrain from soliciting employees, customers or suppliers of any former employer or others.

        8.    Indemnification.    The Company shall indemnify the Executive in accordance with its Certificate of Incorporation and By-Laws.

        9.    Survival.    The provisions of Sections 6, 7 and 8 shall survive the termination of this Agreement for any reason.

        10.    Notices.    Any notices delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.

        11.    Compliance with Code Section 409A.    This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

        12.    Pronouns.    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

        13.    Entire Agreement.    This Agreement, together with the ERA, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including the letter agreement between the Company and the Executive dated March 11, 2003.

        14.    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

        15.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement or any other dealing between them relating to the subject matter of this transaction and the relationship that is being established.

        16.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

        17.    Acknowledgment.    The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

        18.    Miscellaneous.

          18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

          18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          18.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Sepracor Inc.
By:	/s/ ADRIAN ADAMS
Title:	President and CEO
/s/ MARK H. N. CORRIGAN Mark H. N. Corrigan

 SCHEDULE A

VACATION POLICY

SEE ATTACHED POLICY

 SCHEDULE B

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

        In connection with your separation from Sepracor Inc. (the "Company") on [            ], and in order to receive the benefits as set forth in the Employment Agreement (the "Agreement") between you and the Company dated [            ], 2008, this agreement must become binding between you and the Company. By signing and returning this agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 1. Therefore, you are advised to consult with an attorney before signing this agreement and you have been given more than twenty-one (21) days to do so. If you sign this agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

        The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this agreement and do not revoke it within the seven (7) day revocation period:

        1.     Release—In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, the release set forth in this Section 1 shall not apply to (a) your rights under the Agreement, (b) any vested equity interest in the Company, including vested stock options or (c) the rights you have to be indemnified and defended by the Company pursuant to the terms of the Company's Restated Certificate of Incorporation, as amended, or other organizing documents, and the rights that you have under, or with respect to, the Company's Directors and Officers liability insurance policies with respect to conduct or events occurring during, or relating to, your employment by, or while serving as an officer or director of, the Company, Without limiting the generality of the foregoing, the Company shall continue to cover you under its Directors and Officers liability insurance policies following the

1

Separation Date in substantially the same amount and on substantially the same terms as the Company covers its other former officers and directors.

        2.     On-Going Obligations—You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company's business affairs, business prospects and financial condition, as is stated more fully in the Non-Disclosure and Invention Agreement, which you executed during or prior to your employment with the Company (the "Non-Disclosure Agreement"). You further acknowledge and reaffirm your obligations under the Agreement for the benefit of the Company.

        3.     Return of Company Property—You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

        4.     Business Expenses and Compensation—You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with your employment with the Company and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided in the Agreement.

        5.     Non-Disparagement—You understand and agree that, as a condition for payment to you of the consideration herein described and described in the Agreement, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration. The Company agrees not to make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution, or current or former employee, consultant, client, or customer; provided, however, that nothing herein shall prevent the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration. In the event that any inquiries are directed to the Company's Human Resources Office regarding you from prospective employers, the Company will explain its neutral reference policy, confirm only the fact of your former employment with the Company, starting and ending dates, and your job title in the last position held.

        6.     Amendment—This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

        7.     Waiver of Rights—No delay or omission by the Company or you in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or you on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

        8.     Validity—Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

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        9.     Tax Provision—In connection with the severance benefits provided to you pursuant to this agreement and the Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits.

        10.   Nature of Agreement—You understand and agree that this agreement, together with the Agreement, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

        11.   Acknowledgments—You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this agreement. You understand that you may revoke this agreement for a period of seven (7) days after you sign this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

        12.   Voluntary Assent—You affirm that, other than as contained in the Agreement, no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney. You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

        13.   Applicable Law—This agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this agreement or the subject matter hereof.

        14.   Entire Agreement—This agreement, together with the Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 2 herein.

Sepracor Inc.
By:
Name: Title:

        I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below. I intend that this agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days by notifying                                    in writing.

Date
Name

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QuickLinks

  Exhibit 10.8
SCHEDULE A VACATION POLICY
SCHEDULE B FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS